EXHIBIT 99.1

                                                                                                                           Ingersoll-Rand Company Limited
                                                                                                                           Clarendon House
                                                                                                                           2 Church Street
                                                                                                                           Hamilton HM 11
                                                                                                                           Bermuda
                                                                                                                           www.irco.com

  NEWS RELEASE

Contact:         Paul Dickard (Media)
                      (201) 573-3120

                      Joe Fimbianti (Analysts)
                      (201) 573-3113

Ingersoll-Rand Announces Third-quarter 2002
Diluted EPS of 61 Cents, Excluding Restructuring;
Results Meet Expectations

        Hamilton, Bermuda, October 17, 2002 - Ingersoll-Rand Company Limited (NYSE:IR), a leading diversified industrial enterprise, today announced third-quarter 2002 net earnings of $104.5 million, or diluted earnings per share (DEPS) of $0.61, excluding charges related to restructuring and productivity investments.  These results are consistent with the company's previous expectations.  Reported net earnings for the third quarter were $89.3 million, or DEPS of $0.53, which included charges for restructuring and productivity investments amounting to $0.08 DEPS.
        Third-quarter 2002 net revenues of $2,518.1 million were approximately 6% higher than 2001 and increased by 4%, excluding acquisitions.  The Industrial Solutions, Infrastructure and Security and Safety sectors all experienced revenue growth in the quarter compared to last year, despite sluggish end markets.  The company continues to make progress in increasing recurring revenues, which include revenues derived from installation, parts and service.  Total recurring revenues grew by 6% compared to the third quarter of 2001, and accounted for 23% of total revenues.

Sale of Engineered Solutions
        On October 16, IR announced that it has agreed to sell its Engineered Solutions business to The Timken Company.  The transaction will consist of $700 million in cash and $140 million of Timken common stock.  The sale, which is subject to government regulatory approvals and debt and equity financing, is targeted to close by the end of the first quarter of 2003.
        Engineered Solutions is comprised of IR's worldwide operations relating to precision bearings and motion-control components and assemblies, and includes the Torrington, Fafnir, Kilian, Nadella and IRB brands.
        The business, which had 2001 revenues of $1.1 billion, employs approximately 10,500 people and operates 27 plants throughout the world.  Excluding restructuring and productivity investments, the Engineered Solutions segment reported operating earnings of $63.8 million for the nine months ended September 30, 2002.  Beginning in the fourth quarter, in accordance with generally accepted accounting principles, the results of Engineered Solutions will be reclassified to discontinued operations for 2002 and preceding years.

Goodwill Accounting
        Effective January 1, 2002, the company adopted Financial Accounting Standard No. 142 (FAS 142), which states that goodwill and intangible assets deemed to have indefinite lives are no longer subject to amortization, but are to be tested for impairment at least annually.  The first three quarters of 2001 each included approximately $35 million of pre-tax goodwill amortization expense ($105 million year-to-date) or $0.18 DEPS ($0.54 DEPS year-to-date).

Charges for Restructuring and Productivity Investments
        During 2001, IR substantially completed a program that was initiated in 2000 to reduce costs and accelerate productivity initiatives throughout the company.  IR initiated a second round of this program in the fourth quarter of 2001 focused on reducing general and administrative expense.  Including the integration of the Hussmann acquisition, these programs, through September 30, 2002, have resulted in the closure of 28 plants and a workforce reduction of approximately 6,750 employees.
        The company recorded $21.4 million in pre-tax charges related to the restructuring and productivity investments program in the third quarter.  Since the third quarter of 2000, these initiatives have resulted in total spending of $425.7 million and are expected to be completed by December 2002.

Third-quarter Business Review
        The business sector review of 2002 operating income and margins is on a comparable basis to 2001, excluding goodwill amortization and charges for restructuring and productivity investments.

        The Climate Control Sector provides solutions to transport, preserve, store and display temperature-sensitive products, and includes the market-leading brands of Thermo King and Hussmann.
        Revenues for the sector decreased by 2%, compared to the third quarter of 2001.  Operating margins declined from 9.4% in 2001 to 6.5% in 2002, due to reduced North American volume at Hussmann.
        Stationary refrigeration revenues in the third quarter decreased by 10%, compared to last year, as supermarket customers exhibited continued restraint in capital spending due to their reduced profits from sluggish revenue growth and competitive pricing in the food industry.  Taylor Industries and NRS (acquired in the first and second quarters of 2001, respectively) have been integrated into the existing Hussmann business to create a complete coast-to-coast U.S. service network.  The company continues to expand large multi-store programs, and currently provides comprehensive service to more than 2,900 stores for several major retail chains.  The installation, service and parts business accounted for approximately 30% of total stationary refrigeration revenues in the quarter.
        Thermo King revenues for the quarter increased by 10% compared to last year's third quarter.  The North American market for refrigerated trailers improved compared to the first half of 2002 and the third quarter of 2001.  European truck and trailer volumes also increased compared to last year.  Pricing on refrigerated trailers stabilized during the second quarter of 2002 and the pricing pressures experienced in 2001 will likely abate further as volumes recover.

        The Industrial Solutions Sector is composed of a diverse group of businesses focused on providing solutions to enhance customers' industrial efficiency.  Sector revenues increased by 9% (5% excluding acquisitions), as the continued weakness in the worldwide industrial economy was more than offset by increased activity in oil- and gas-related markets served by Dresser-Rand, automotive markets served by Engineered Solutions and by recurring revenue growth in the Air Solutions business.  Third-quarter 2002 operating margins were 5.4% compared to 6.1% in 2001, reflecting a mix shift to a higher percentage of sector revenues coming from Dresser-Rand and the costs associated with the company's investment in the PowerWorks® microturbine.
        Air and Productivity Solutions provides equipment and services for compressed air systems, tools, fluid power products and the company's Energy Systems business, which produces PowerWorks microturbines.  Total revenues increased by approximately 2% to $328.3 million due primarily to increased aftermarket revenues, which offset continuing stagnant North American industrial activity.  Air Solutions revenues increased by 4% compared to the third quarter of 2001 despite weak end-market demand.  The aftermarket business continued to produce positive results with growth of 6% in parts and service revenues, which accounted for 47% of total Air Solutions revenues.  The Air Care program, which offers comprehensive service and maintenance for all makes of air compressors, expanded to 6,100 customers, an increase of 2,680 customers year-to-date.  Third-quarter operating margins for Air and Productivity Solutions were 6.1%, compared to 6.5% in 2001, with the decline reflecting increased spending in developing the PowerWorks microturbine business.  High natural gas prices and delays in major California projects limited sales opportunity for the microturbine product line in the third quarter.  Marketing and product development activity was concentrated on environmental opportunities in land fills and waste water treatment applications for the new 250 kilowatt machine, which is expected to be commercially available in the first half of 2003.
        Engineered Solutions provides motion control applications to both the automotive OEM and industrial aftermarkets.  Third-quarter revenues increased by 16% compared to last year, primarily reflecting the acquisition of Nadella in the fourth quarter of 2001.  Excluding Nadella, revenues increased by 4%, reflecting volume increases in the automotive bearings businesses.  Operating margins were 5.7% of revenues compared to 8.0% in 2001, with the decline principally attributable to the acquisition of Nadella, and higher employee benefit and insurance costs.
        Dresser-Rand (D-R) is a leader in energy conversion technology and is positioned to deliver complete package solutions to the oil, gas, chemical and petrochemical industries.  D-R's third-quarter revenues of $230.5 million increased by 11% compared to last year.  D-R reported an operating profit of $9.1 million in the third quarter of 2002, compared to $6.5 million in the prior year.  The improved earnings reflect the volume increase and ongoing cost reduction activities.  D-R's end markets continue to show good activity levels compared to last year.  The backlog totaled $922 million at September 30, 2002, a 30% increase compared to the third quarter of 2001.

            The Infrastructure Sector includes Bobcat® compact equipment, Club Car® golf cars and utility vehicles and Ingersoll-Rand® road pavers, compactors, portable-power products and drilling equipment.  Total sector revenues increased by approximately 8% to $623.9 million and operating margins were 7.5%, compared to 8.0% in 2001.  Despite sluggish construction markets in North America, Bobcat compact equipment revenues increased by 10% compared to last year due to new product introductions and higher market shares.  Margins improved, reflecting the volume gains and the benefits of productivity initiatives.  Road Development and Portable Power revenues were significantly weaker than previous forecasts; margins declined reflecting soft road-repair markets and unfavorable pricing in North America.  Club Car experienced revenue gains of 10% compared to 2001, reflecting new product sales and fleet golf car market share gains.  Club Car margins improved reflecting the volume gains.

         The Security and Safety Sector includes architectural hardware products, mechanical locks, and electronic and biometric access-control technologies.  Third-quarter revenues increased by 11% (6% excluding acquisitions) to $401.2 million, with revenue increases in both the commercial and residential security markets.  Electronic access control revenues were particularly strong with an increase in third-quarter revenues of more than 25% compared to last year.  Operating margins remained strong at 18.8%, compared to 21.1% in 2001.   The high operating margins reflect improved volumes and ongoing productivity initiatives, partially offset by continued strong investment in security and safety growth initiatives.

Comparisons of Other Quarterly Income Statement Items
        Interest expense of $59.1 million for the third quarter of 2002 was $7.0 million below the 2001 third quarter due to lower year-over-year debt levels and a decline in interest rates.
        Other expense totaled $0.1 million of net expense for the third quarter, compared to $18.1 million of net expense in last year's third quarter.  The improvement reflects proceeds from an insurance settlement, a gain on the sale of a facility, and lower foreign exchange losses compared to the prior year.
        The company's effective tax rate, excluding restructuring, for the third quarter of 2002 was 20.0%, compared to 19.3% in the third quarter of 2001. The third quarter 2001 tax rate included the one-time benefit of $13.5 million in tax credits realized through IR's foreign sales corporations.  The full-year effective tax rate for 2002 is expected to be 20%, excluding restructuring charges.

2002 Outlook
        "The macro economic environment in the third quarter continued to be weak and many of our major end markets are mired in a sluggish activity pattern," said Herbert L. Henkel, chairman, president and chief executive officer of Ingersoll-Rand.  "Despite the weak economy, we realized double-digit revenue gains in some of our businesses, most notably, Security and Safety and Bobcat.
        "Full-year results are expected to be in the range of $2.75 - $3.00 per share, which is in line with consensus expectations.  These expected results include Engineered Solutions, which will be classified as a discontinued operation.
        "At this point there is no credible evidence to suggest that there will be a sustained upward movement in demand for the balance of 2002.  Our current expectation for the fourth quarter of 2002 is for continued sluggish order and sales activity.  Included in our forecast is the normal seasonal earnings improvement at Dresser-Rand and payments from the Continued Dumping and Subsidy Act which will provide pre-tax income in the range of $50-60 million.
        "Full-year free cash flow is expected to be approximately $500 million, before restructuring and productivity investments.  This will be thefifth consecutive year IR attains this level of cash flow performance."

        IR is a leading innovation and solutions provider for the major global markets of Security and Safety, Climate Control, Industrial Solutions and Infrastructure.  The company's diverse product portfolio encompasses such leading industrial and commercial brands as Schlage locks and security solutions; Thermo King transport temperature control equipment; Hussmann commercial and retail refrigeration equipment; Bobcat compact equipment; Club Car golf cars and utility vehicles; Torrington bearings and components; PowerWorks microturbines; and Ingersoll-Rand industrial and construction equipment. In addition, IR offers products and services under many more premium brands for customers in industrial and commercial markets.  Further information on IR can be found on the company's web site at www.irco.com.
        This news release includes "forward-looking statements" that involve risks and uncertainties.  Political, economic, climatic, currency, tax, regulatory, technological, competitive and other factors could cause actual results to differ materially from those anticipated in the forward-looking statements.  Additional information regarding these risk factors and uncertainties is detailed from time to time in the company's SEC filings, including but not limited to its report on Form 10-Q for the three months ended June 30, 2002.

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10/17/02
(See Accompanying Tables)